IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
     HIGHLIGHTS
•	Operating income increased to $2.0 million versus operating loss of $5.6 million last year

•	Loss per share of $0.06 compares favorably to last year’s loss per share of $0.25

•	Commercial theater network grows by 40% versus last year

•	Continued system installations, joint revenue sharing model and film slate are strategic drivers for 2009
TORONTO — May 7, 2009 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported total revenues of $33.7 million for the first quarter ended March 31, 2009, a 43% increase compared to total revenues of $23.5 million for the first quarter of 2008. Operating income increased to $2.0 million, a $7.6 million increase compared to last year’s operating loss of $5.6 million. The Company’s first quarter net loss per diluted share of $0.06 compares favorably to the net loss per diluted share of $0.25 for the first quarter of fiscal 2008.
IMAX Chief Executive Officer Richard L. Gelfond stated, “We have often said that our introduction of digital and our joint revenue sharing initiative would yield improved financial results and we believe the first quarter reflects early progress towards this goal. Our highest level of sales-type lease system installs in over two years, the continued rapid growth of our joint revenue sharing theater network and our focus on cost containment were the primary drivers of our improved performance. We are particularly encouraged by our performance given that the first full-length new IMAX DMR® release did not occur until Warner Brothers’ Watchmen opened in March, the last month of the quarter. Given the early success of our digital roll-out, our strong line-up of film product and our focus on cost containment, we continue to believe that we should achieve strong revenue growth and return to profitability in 2009.”
IMAX systems revenue increased over 100% to $16.5 million versus $8.2 million in the prior year period. The Company installed and recognized revenue on nine theatre systems that qualified as either sales or sales-type leases in the first quarter of 2009 (including three digital upgrades), compared to four in 2008. Revenue from joint revenue sharing arrangements increased nearly six-fold to $1.9 million, compared to $0.3 million last year. The Company installed 22 new systems under joint revenue sharing arrangements (including five digital upgrades of theatres under joint revenue sharing arrangements) in the first quarter of 2009, compared to zero in the year ago period.
For the first quarter of 2009, film revenue increased 6% to $7.8 million, compared to $7.4 million in the first quarter of 2008. This included Production and IMAX DMR revenues of $3.7 million compared to $2.9 million a year ago.
Mr. Gelfond continued, “On the film side, Watchmen: The IMAX Experience delivered a domestic per screen average of approximately $92,000 and Monsters vs. Aliens: An IMAX 3D Experience has grossed an average of $126,000 per screen in IMAX theatres to date, outpacing both the 2D and other 3D versions of the film on a per screen basis. We are very encouraged that, in these challenging economic times, consumers are continuing to embrace The IMAX Experience®.”
First quarter gross box office from DMR titles increased to $29.9 million in the first quarter of 2009, compared to $15.7 million in the first quarter of 2008. The titles that contributed the majority of the Company’s first quarter box office results were the March 6th release of Warner Brother’s Watchmen: The IMAX Experience, which generated approximately $14.6 million in IMAX theatres worldwide and DreamWorks Animation SKG’s Monsters vs. Aliens: An IMAX 3D Experience, which was released to IMAX theaters on March 27th and generated $6.6 million in gross box office as of quarter end and $24.7 million through Sunday. Additional DMR titles within the quarter were Twentieth

Century Fox’s The Day the Earth Stood Still: The IMAX Experience, the re-release of Warner Bros. Pictures’ The Dark Knight: The IMAX Experience, and the one week run of Disney’s The Jonas Brothers: A 3D Concert Experience.
First quarter gross margin increased 39% to $14.1 million from $10.1 million last year. Negatively impacting gross margin was $0.7 million of non-recurring launch costs associated with the 17 new theatres opened under joint revenue sharing arrangements during the quarter. A description of how this impacted the gross margin of the Company’s joint revenue sharing business segment is included with the segment table at the end of this press release.
Selling, general and administrative expenses decreased to $10.9 million in the first quarter, compared to $12.4 million a year ago. Lower professional fees and operating expenses were partially offset by a $1.2 million foreign currency exchange charge largely due to a decline in the Canadian dollar, which impacts foreign currency denominated receivables, unhedged forward currency contracts and other working capital balances. The exchange rate on the Canadian dollar has since improved from quarter-end. Research and development costs decreased to $0.5 million in the first quarter of 2009 as compared to $2.5 million in the first quarter of 2008. Last year’s research and development expenses reflected the costs associated with the development of the Company’s digital projection system that launched in July of 2008.
The Company ended the quarter with a total of 371 IMAX theaters in operation, a 24% increase over last year’s first quarter. Its commercial theater count increased to 250 theaters, a 40% increase over last year. The Company’s digital and joint revenue sharing strategies continued to drive its rapid growth. At the end of the quarter, 73 digital systems were in operation, up from 46 as of December 31, 2008. The number of IMAX® theatres under joint revenue sharing arrangements also grew, to 69 theaters in operation, up from 52 as of year-end and compared to 11 last year. The Company currently remains on track to have between 115 and 125 joint revenue sharing theaters in operation by year-end.
As of March 31, 2009, the Company’s backlog consisted of 190 theatre systems compared to 245 theatre systems in backlog as of March 31, 2008. Included in the 2009 and 2008 system backlog totals were 89 and 135 theatres, respectively, under joint revenue sharing arrangements. During the quarter the Company signed contracts for three new systems under sales and sales-type lease arrangements, one of which was installed in the first quarter.
At the end of the first quarter, the Company’s cash position was approximately $18.7 million, compared to $27.0 million at the end of 2008 and $18.1 million as of March 31, 2008. The Company’s cash position is after investments related to its joint revenue sharing digital projection systems, which amounted to approximately $7.0 million in the first quarter. The Company commented that it remains confident that the combination of its cash position, available credit of $11.6 million under its credit facility, and operating cash flows will provide the necessary funding for its continued roll-out of joint revenue sharing digital projection systems.
Looking ahead to the remainder of the 2009 film slate, Star Trek: The IMAX Experience (Paramount Pictures), will be released to 167 IMAX theaters today at 7:00 PM for a two-week limited engagement, followed by Night at the Museum: Battle of the Smithsonian: The IMAX Experience (Twentieth Century Fox, May 22, 2009); Transformers: Revenge of the Fallen: The IMAX Experience (Paramount Pictures, June 2009); Harry Potter and the Half-Blood Prince: An IMAX 3D Experience (WB, July 2009); Disney’s A Christmas Carol: An IMAX 3D Experience (Walt Disney Pictures and ImageMovers Digital, November 2009); and James Cameron’s Avatar: An IMAX 3D Experience (Twentieth Century Fox, December 2009). The Company believes it will also have an additional DMR title in the fall.
Mr. Gelfond concluded, “We are encouraged by our first quarter results, our success in the second quarter with Monsters vs. Aliens and pre-sales for Star Trek. We believe our 2009 slate includes some of the most popular franchises and highly anticipated films of the year. The record number of films coming through the IMAX network this year, combined with the quality of those titles, is allowing our business to be less about the performance of a single film and more about the success of the overall portfolio, which is much more diversified than in past years. We look forward to announcing more titles in the coming months.”
The Company’s 2010 film slate currently includes Avatar: An IMAX 3D Experience, which should carry over from its December 18, 2009 release, Disney’s Alice in Wonderland: An IMAX 3D Experience (March 2010), DreamWorks Animation’s How to Train Your Dragon: An IMAX 3D Experience (March 2010), DreamWorks Animation’s Shrek Goes Fourth: An IMAX 3D Experience (May 2010) and an IMAX original film, in partnership with Warner Brothers, currently titled Hubble 3D. The Company is currently in discussions with virtually every major studio about other films for potential release in 2010.

The Company will host a conference call today at 9:30 AM ET to discuss its first quarter 2009 financial results. To access the call via phone, interested parties should dial (866) 322-8032 approximately 10 minutes before it begins. International callers should dial (416) 640-3406. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 4690351. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of March 31, 2009, there were 371 IMAX theatres (250 commercial, 121 institutional) operating in 43 countries.
IMAX®, IMAX® 3D, IMAX® DMR, The IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months
	Ended March 31,
	2009	2008

Revenues
Equipment and product sales	$13,360	$6,698
Services	14,887	14,207
Rentals	3,247	1,544
Finance income	1,012	1,071
Other	1,216	—

	33,722	23,520

Costs and expenses applicable to revenues
Equipment and product sales	7,241	2,965
Services	9,940	9,689
Rentals	2,166	730
Other	245	—

	19,592	13,384

Gross margin	14,130	10,136
Selling, general and administrative expenses	10,904	12,387
Research and development	547	2,488
Amortization of intangibles	145	133
Receivable provisions net of recoveries	510	748

Income (loss) from operations	2,024	(5,620)
Interest income	21	126
Interest expense	(4,427)	(4,496)

Loss from continuing operations before income taxes	(2,382)	(9,990)
Provision for income taxes	(260)	(269)

Net loss	$(2,642)	$(10,259)

Loss per share — basic & diluted:
Net loss	$(0.06)	$(0.25)

Weighted average number of shares outstanding (000’s):
Basic	43,681	40,444
Fully diluted	43,681	40,444

Additional disclosure:

Depreciation and amortization (1)	$3,993	$4,203

(1)	Includes $0.3 million of amortization of deferred financing costs charged to interest expense for the quarter ended March 31, 2009 (March 31, 2008 — $0.3 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	March 31,	December 31,
	2009	2008
	(unaudited)

Assets
Cash and cash equivalents	$18,721	$27,017
Accounts receivable, net of allowance for doubtful accounts of $2,808 (December 31, 2008 — $2,901)	24,822	22,982
Financing receivables	57,452	56,138
Inventories	15,863	19,822
Prepaid expenses	3,071	1,998
Film assets	3,629	3,923
Property, plant and equipment	45,237	39,405
Other assets	16,945	16,074
Goodwill	39,027	39,027
Other intangible assets	2,214	2,281

Total assets	$226,981	$228,667

Liabilities
Bank indebtedness	$20,000	$20,000
Accounts payable	16,205	15,790
Accrued liabilities	64,108	58,199
Deferred revenue	65,187	71,452
Senior Notes due 2010	160,000	160,000

Total liabilities	325,500	325,441

Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 43,730,631 (December 31, 2008 — 43,490,631)	142,430	141,584
Other equity	5,728	5,183
Deficit	(249,651)	(247,009)
Accumulated other comprehensive income	2,974	3,468

Total shareholders’ deficiency	(98,519)	(96,774)

Total liabilities and shareholders’ deficiency	$226,981	$228,667

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months
	Ended March 31,
	2009	2008
Revenue
IMAX systems	$16,452	$8,158
Theater system maintenance	4,360	3,983
Joint revenue sharing arrangements	1,908	348
Films
Production and IMAX DMR	3,700	2,916
Distribution	3,242	2,753
Post-production	872	1,724
Theater operations	2,714	2,831
Other	474	807

Total	$33,722	$23,520

Gross margins
IMAX systems	$8,895	$5,559
Theater system maintenance	2,312	1,588
Joint revenue sharing arrangements (1)	344	40
Films
Production and IMAX DMR	1,770	306
Distribution	336	1,374
Post-production	640	1,551
Theater operations	(110)	(302)
Other	(57)	20

Total	$14,130	$10,136

(1)	Offsetting the gross margin of the Company’s joint revenue sharing arrangement segment in the first three months of 2009 were certain advertising, marketing and selling expenses of $0.7 million associated with the initial launch of 17 new theaters opened during the quarter. Excluding these launch expenses, gross margin would have been $1.0 million for the first quarter of 2009 compared to less than $0.1 million in the first quarter of 2008.